EXHIBIT 5.1

March 10, 2004

Acclaim Entertainment, Inc.

One Acclaim Plaza

Glen Cove, NY 11542

Re: Acclaim Entertainment, Inc.

Registration Form S-1

Ladies and Gentlemen:

We have acted as counsel to Acclaim Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the selling stockholders named in the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company on March 5, 2004, of (a) up to 63,500,000 shares (the “Secondary Shares”) of the Company’s common stock, par value $0.02 per share (the “Common Stock”) and (b) $15,000,000.00 principal amount of 9% Senior Subordinated Convertible Notes due February 17, 2007 (the “Notes”), governed by the Indenture (the “Original Indenture”) between Acclaim and U.S. Bank Trust National Association (the “Trustee”), as supplemented by the First Supplemental Indenture (the “Supplemental Indenture”) between the Company and the Trustee (collectively referred to as the “Indentures”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates and written statements of certain officers of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Indentures; (iv) the Certificate of Incorporation of the Company, as presently in effect; (v) the By-Laws of the Company, as presently in effect; and (vi) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Secondary Shares and the Notes and related matters.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties, of such documents and the validity and binding effect thereof.

Based upon and subject to the foregoing, it is our opinion that:

1.  The Notes are valid and binding obligations on the Company entitled to the benefits of the Indentures and enforceable against the Company in accordance with their terms, except to the extent that (a) enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (b) the waiver contained in Section 515 of the Original Indenture may be deemed unenforceable; and

2.  When issued in accordance with the terms of the 16% Convertible Subordinated Notes, Indentures or warrants referred to in the Registration Statement, the Common Stock issuable upon such conversion or exercise will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such laws and provisions. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

KATTEN MUCHIN ZAVIS ROSENMAN

By	/S/ JOEL YUNIS

Partner